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                                                                   Exhibit 21.1



                              LIST OF SUBSIDIARIES




Intrepid Capital Management, Inc.   --      State of Florida

Allen C. Ewing & Co.                --      State of Florida

Allen C. Ewing Mortgage & Realty    --      State of Florida

Ewing Asset Management, Inc.        --      State of Florida

Enviroq Corporation                 --      State of Delaware